                                   PROSPECTUS

                        4,300,000 SHARES OF COMMON STOCK

                              EMPIRE RESORTS, INC.

          This  prospectus  relates  to  the  offer  and  sale  by  the  selling stockholders  identified  in this  prospectus  of up to an  aggregate  4,300,000 shares of our common  stock.  We will not receive any proceeds  from the sale of our common stock under this prospectus.

          The selling stockholders may offer their shares of common stock at any of the following prices,  which may reflect discounts from the prevailing market prices at the time of sale:

          o    Fixed prices that may be changed

          o    Market prices prevailing at the time of sale

          o    Prices related to such prevailing market prices

          o    At negotiated prices

          o    Varying prices determined at the time of sale

            Our common  stock is listed on the Nasdaq Small Cap Market under the symbol "NYNY" and on the Boston Stock  Exchange under the symbol "NYN." The last reported  sale price for our common  stock on  February  12, 2004 was $12.75 per share.

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THIS INVESTMENT  INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
PAGE 4.

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NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS  IS TRUTHFUL OR  COMPLETE.  ANY  REPRESENTATION  TO THE CONTRARY IS A
CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                The date of this prospectus is February 13, 2004.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

          You should rely only on the  information  contained in this prospectus or any  accompanying  supplemental  prospectus and the information  specifically incorporated  by reference.  We have not  authorized  anyone to provide you with different  information  or make any additional  representations.  This is not an offer of these securities in any state or other  jurisdiction where the offer is not  permitted.  You should  not assume  that the  information  contained  in or incorporated by reference into this  prospectus or any prospectus  supplement is accurate  as of any  date  other  than  the  date on the  front  of each of such documents.

                                       ii

                               PROSPECTUS SUMMARY

          This  summary  represents  a  summary  of all  material  terms  of the offering  and  only  highlights  the  more  detailed  information  that  appears elsewhere, or incorporated by reference, in this prospectus. This prospectus may not contain all the  information  important to you as an investor.  Accordingly, you should  carefully read this entire  prospectus  before  deciding  whether to invest in our common stock.

          Unless the context otherwise  requires,  all references to "we," "us,"
or "the Company" in this prospectus refer collectively to Empire Resorts,  Inc., a Delaware corporation, and its subsidiaries.

                                   THE COMPANY

          We were  incorporated  in  Delaware  in 1993 and our  common  stock is traded on the  Nasdaq  Small Cap Market  under the symbol  "NYNY" and the Boston
Stock Exchange under the symbol "NYN".

          We had no net operating  revenue during the fiscal year ended December
31, 2002 and for the nine months  ended  September  30, 2003 and  sustained  net operating losses of approximately  $9.5 million and $5.4 million,  respectively, during such periods.

          Our principal  executive  offices are located at  Monticello  Raceway,
Route 17B,  Monticello,  New York 12701. Our telephone number is (845) 794-4100, ext 478.

GENERAL

          We operate Monticello Raceway, a harness horse racing facility located in Monticello,  New York located  approximately  90 miles  northwest of New York
City.  There are more than 17.2  million  adults  residing  within  100 miles of
Monticello Raceway and the closest competing racetrack is located  approximately
85 miles away from Monticello.  We are currently pursuing two significant gaming development opportunities at Monticello Raceway. First, we plan to install 1,800 video lottery  terminals  ("VLTs") at Monticello  Raceway,  creating an exciting racino  destination  anticipated  to open by July  2004.  In  addition,  we have entered into agreements with the Cayuga Nation of New York (the "Cayuga Nation")
to develop a Class III Native  American  casino  adjacent  to the racino and are aggressively pursuing acquiring the requisite federal, state and local approvals required to begin the  development of what would be the closest full service Las
Vegas style casino to New York City.  We and the Cayuga Nation are targeting the
Indian casino to open by the fourth quarter of 2005.

          Monticello Raceway has been in operation since 1958 and is situated on
232 acres in the scenic  Catskills  Mountains.  The Raceway  offers  pari-mutuel wagering on live harness horse racing throughout the year, along with year-round simulcasting  from  various  harness  and  thoroughbred  racetracks  across  the country. Monticello Raceway is one of only ten racetracks in New York.

          On October 31,  2001,  the State of New York  enacted a bill  granting seven racetracks across the state,  including  Monticello Raceway,  the right to have the New York  State  Lottery  install  VLTs on their  premises.  The  video lottery terminal  operation will be conducted by the New York State Lottery with the  racetracks  functioning  largely as agents for the New York State  Lottery.
Under the initial New York video lottery terminal laws, Monticello Raceway would be permitted to retain 25% of the revenues  generated by video lottery  terminal operations  after the payout of prizes,  but must apply 35% of its revenue  from
VLTs  in  their  first  year of  operation  to  enhancing  purses  at the  track
(escalating  to 45% of  revenue in years two and  three),  and to  surrender  an additional 5% of such revenue to a state breeding  development fund.  Monticello
Raceway, under additional legislation,  is authorized to enter into an agreement with the  organizations  representing  its horsemen to reduce the percentages of its vendor fees  dedicated  to enhance  purses at such track  during the initial three years,  to an amount not less than 25% of any gross  revenues  received by
Monticello  Raceway.  The initial law allows  Monticello  Raceway to operate its
VLTs from 10:00 a.m. to 10:00 p.m. on weekdays and  midnight on weekends.  Also, the initial law was set to expire December 31, 2007.

          The same bill  enabling  VLT  operations  provides for the granting of three gaming  licenses for the  development  of Native  American  casinos in the
Catskills  region of New York.  In pursuing a license,  we have  entered  into a series  of  agreements  with  the  Cayuga  Nation  that  provide  for the  joint development of a Las Vegas style casino. The executed agreements include,  among others,  management,  development  and  construction,  land  purchase and shared facilities agreements.  For purposes of this development,  we applied to have 29 acres of land directly adjacent to Monticello  Raceway  transferred into a trust for the Cayuga  Nation.  The Cayuga Nation has  petitioned the State of New York for a compact and license to operate a casino in the Catskills  Mountains and is currently in active discussions with the State.

THE RACETRACK AND VIDEO LOTTERY INITIATIVE

          As a  result  of our  recent  consolidation  with  Monticello  Raceway
Management, Inc. ("MRMI"), Monticello Casino Management, LLC ("MCM"), Monticello
Raceway Development,  LLC ("MRD"), and Mohawk Management, LLC, we now own all of
the  rights to operate  Monticello  Raceway,  a harness  horse  racing  facility located in Monticello,  New York.  Recently,  Monticello Raceway was granted the right to install and operate up to 1,800 video  lottery  terminals  on behalf of the New York State Lottery.  Video lottery terminals,  or VLTs, are video gaming devices that appear very similar to traditional  slot machines.  During the past decade, a number of racetracks have  implemented VLT programs,  with the general result  being a  significant  increase  in  racetrack  revenue.  To  construct a
facility   suitable  to  house  the  VLTs  at   Monticello   Raceway  will  cost
approximately  $20  million.  The  level of net  revenues  from  and  Monticello
Raceway's   right  to  install  these  VLTs  remains  subject  to,  among  other uncertainties,  reaching an accord with the horsemen at Monticello  Raceway over how the VLT revenues are to be  allocated.  We cannot assure  investors  that we will  quickly,  if ever,  be able to  reach  an  accord  with  the  horsemen  at
Monticello  Raceway.  On January  14,  2004,  we were  notified  by the New York
Lottery that it had  completed its initial  review of the Company,  its officers and  directors  respective  Video  Lottery  Agent  Applications  and  have  been temporarily  licensed  while the New York State  Police  completes a  background
investigation.   Such   applications   were   submitted  on  the  basis  of  the
consolidation  of interests  between us, Catskill and various  affiliates  which closed on January 12, 2004.

          Also on January 14, 2004, the New York State Racing and Wagering Board
(the "Board") advised MRMI that it had approved the Monticello Raceway track and simulcast  applications for 2004. The Board also reviewed information concerning the  consolidation  transaction  prior to the approval.  The Board  assigned 224 programs for specified dates, with a maximum of twelve races per day. Additional races are to be  approved  by the Board on a case by case  basis.  The track and
simulcast   licenses  are  conditioned   upon  compliance  with  all  applicable
provisions of the Racing, Pari-Mutuel Wagering and Breeding Law, Board Rules and
regulations  and  the   requirements  set  forth  in  the  track  and  simulcast
applications.

ANCILLARY GAMING AGREEMENTS

          On April 3,  2003,  we,  the  Cayuga  Nation of New York,  the  Cayuga
Catskill Gaming Authority,  Catskill Development,  LLC ("Catskill Development"),
MRD and MCM,  the latter two of which are owned by us,  entered into a series of agreements  that  provide for the joint  development  of a  resort-style  tribal gaming  facility  on  land  adjacent  to  Monticello  Raceway.  All of  Catskill
Development's rights under these agreements were transferred to us in our recent consolidation.  The principal agreements include: (i) a Land Purchase Agreement,
(ii) a Gaming Facility Management Agreement, (iii) a Gaming Facility Development
and Construction Agreement and (iv) a Special Letter Agreement.

          o    Under  the Land  Purchase  Agreement,  Catskill  Development  has
               agreed to convey fee simple  title to  approximately  29 acres of land  adjacent to  Monticello  Raceway to the United  States,  in trust,  for the  benefit  of the  Cayuga  Nation of New York,  in exchange for $10,000,000 to be paid by the Cayuga Catskill Gaming
               Authority.

          o    Under  the  Gaming  Facility  Management  Agreement,  the  Cayuga
               Catskill Gaming  Authority has agreed to retain MCM to manage the development of the proposed  tribal gaming facility for a monthly management  fee  of  35%  of  the  facility's  net  revenues,  as determined  in  accordance  with  the  rules  prescribed  by  the
               National Indian Gaming Commission.

          o    Under the Gaming Facility Development and Construction Agreement,
               the Cayuga Catskill Gaming Authority has agreed to appoint MRD as its agent with the exclusive right to design, engineer,  develop, construct,  and furnish the proposed tribal gaming facility until the expiration or termination of the Gaming  Facility  Management
               Agreement.  For these services,  MRD is to be paid a fee equal to
               5% of the  total  project  costs,  which  costs  may  not  exceed
               $505,000,000.

          o    Under the Special Letter  Agreement,  we and the Cayuga Nation of
               New York have  agreed  to work  exclusively  with  each  other to develop the proposed  tribal gaming  facility and to issue to the
               Cayuga  Nation of New York  300,000  shares of our common  stock, vesting over a twelve month  period,  as  consideration  for this exclusive arrangement. This letter agreement also obligates us to fund the  Cayuga  Nation of New  York's  development  costs  with respect to the proposed tribal gaming facility and for the Cayuga
               Nation of New York to  participate  with us and our affiliates in the ownership of a to-be-developed  hotel that will be designated as the gaming facility's preferred provider. The letter agreement further  provides for a reciprocal  ten-year option to acquire up to a 33.33% ownership  interest in other lodging,  entertainment, sports  and/or  retail  facilities  which  may  be  developed  or operated within a 15 mile radius of the gaming facility.

          In order for both of MCM and MRD to carry out their  obligations under these  agreements,  we will  likely  need to raise  significant  financing  from outside  investors.  However,  such  financing  is not likely to be available on reasonable terms, or at all, until the Gaming Facility Management  Agreement has been  approved by the National  Indian Gaming  Commission  and the Land Purchase
Agreement has been approved by the Bureau of Indian Affairs.  Specifically,  the
Indian  Gaming  Regulatory  Act  requires  that all  agreements  relating to the management  of tribal  casinos  first be approved by the National  Indian Gaming
Commission  before they can become  effective.  In addition,  the Indian  Gaming
Regulatory Act further  requires that the Bureau of Indian  Affairs  pre-approve all  arrangements  to transfer  land to the United  States in trust for a Native
American tribe, as is being proposed in the Land Purchase  Agreement.  Obtaining such approvals, however, can take years and no assurance can be given that these approvals  will be obtained.  While we expect these  agreements  will receive an expedited review from the National Indian Gaming Commission and Bureau of Indian
Affairs,  as the  Bureau of Indian  Affairs  has  previously  approved a similar arrangement  with respect to the same site,  prompt  approval cannot be assured.
Moreover,  the ability to proceed  after receipt of these  regulatory  approvals will be subject to current  market  conditions  and the fact that neither we nor any of our partners have had significant casino gaming experience.  As a result, we can provide no  assurance  that we will ever be able to secure  these  needed funds on reasonable terms or at all.

          Our  ability  to  participate  in New  York's  VLT  program or to help develop  and  manage a Native  American  casino in  conjunction  with the Cayuga
Nation of New York could also be hampered by the outcome of two pending lawsuits that seek to enjoin the State of New York from  proceeding  with the VLT program or permitting the  construction  of any new Native  American  casinos within the
State of New York's  borders.  While the trial court recently  dismissed both of these cases,  the  plaintiffs  have filed appeals  which are currently  pending.
Should an appellate court overrule the trial court and reinstate these lawsuits, and should the plaintiffs ultimately prevail on all or part of their claims, our business strategy could be seriously adversely affected.

                                  THE OFFERING

          This  prospectus  relates to the offer and sale, from time to time, of up to 4,300,000  shares of our common stock by the selling  stockholders  listed below.  The shares of common  stock being  offered  under this  prospectus  were acquired from us by the selling stockholders pursuant to a private placement and in the case of Jefferies & Company,  Inc., upon the exercise of warrants. We agreed to  register  the resale of such  common  stock with the  Securities  and
Exchange Commission.

          Our   registration  of  the  resale  of  our  common  stock  does  not necessarily  mean that all or any portion of such  common  stock will be offered for resale by the selling  stockholders.  We will not receive any proceeds  from the sale of our common stock under this prospectus,  but we may receive proceeds from the  exercise of warrants  held by  Jefferies & Company,  Inc.,  one of the selling  stockholders.  We will  apply such  proceeds,  if any,  toward  general corporate  purposes.  We have  agreed to bear the  expenses of  registering  the shares under all federal and state securities laws.

                                  RISK FACTORS

          AN INVESTMENT IN OUR COMMON STOCK  INVOLVES A HIGH DEGREE OF RISK. THE
RISK  FACTORS  LISTED  BELOW ARE THOSE THAT WE  CONSIDER  TO BE  MATERIAL  TO AN
INVESTMENT IN OUR COMMON STOCK AND THOSE WHICH, IF REALIZED, COULD HAVE MATERIAL

ADVERSE EFFECTS ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS AS
SPECIFICALLY  DISCUSSED  BELOW.  IF SUCH AN ADVERSE  EVENT  OCCURS , THE TRADING
PRICE OF OUR COMMON STOCK COULD DECLINE,  AND YOU COULD LOSE ALL OR PART OF YOUR
INVESTMENT.  BEFORE  YOU  INVEST IN OUR  COMMON  STOCK,  YOU  SHOULD BE AWARE OF
VARIOUS RISKS,  INCLUDING THOSE DESCRIBED BELOW.  YOU SHOULD CAREFULLY  CONSIDER
THESE RISK  FACTORS,  TOGETHER  WITH ALL OF THE OTHER  INFORMATION  INCLUDED  OR
INCORPORATED  BY  REFERENCE  IN THIS  PROSPECTUS,  BEFORE YOU DECIDE  WHETHER TO
PURCHASE  OUR  COMMON  STOCK.   THIS  SECTION  INCLUDES  OR  REFERS  TO  CERTAIN
FORWARD-LOOKING   STATEMENTS.  YOU  SHOULD  REFER  TO  THE  EXPLANATION  OF  THE
QUALIFICATIONS AND LIMITATIONS ON SUCH  FORWARD-LOOKING  STATEMENTS DISCUSSED ON
PAGE 13.

AS A HOLDING  COMPANY,  EMPIRE  RESORTS IS DEPENDENT ON THE  OPERATIONS OF MRMI,
MCM,  MRD AND MOHAWK  MANAGEMENT,  AND THEIR  ABILITY TO PAY  DIVIDENDS  OR MAKE
DISTRIBUTIONS, IN ORDER TO GENERATE INTERNAL CASH FLOW.

          Empire Resorts is a holding  company,  owning all the capital stock or membership  interests,  as the  case  may be,  of  MRMI,  MCM,  MRD  and  Mohawk
Management.  Empire  Resorts is therefore  dependent  on these  companies to pay dividends or make  distributions in order to generate  internal cash flow and to satisfy  its  obligations.  There  can  be no  assurance,  however,  that  these subsidiaries  will generate  enough  revenue to pay cash  dividends or make cash distributions.  In addition,  these  subsidiaries  may enter into contracts that limit or prohibit their ability to pay dividends or make distributions.

THE  ABILITY OF EMPIRE  RESORTS  TO  SUCCESSFULLY  MANAGE  AND  DEVELOP A NATIVE
AMERICAN  CASINO IS UNCERTAIN  GIVEN EMPIRE  RESORTS'  LACK OF  EXPERIENCE  WITH
NATIVE AMERICAN CASINOS.

          Empire  Resorts has no  experience  in managing or  developing  Native
American  casinos.  Native  American  casinos are unique  gaming  ventures  that require  highly  skilled and  knowledgeable  managers  given the  complexity  of regulation governing their operation.  In addition,  as the respective interests of the Native American tribe and the casino's  management company are not always aligned,  avoiding disputes can sometimes prove difficult.  As a result of these special  features,  several  companies with gaming experience that have tried to become involved in the management and/or  development of Native American casinos have been unsuccessful. No assurance can be given that Empire Resorts, given its lack of Native  American gaming  experience,  will be able to avoid the pitfalls that  have  befallen  other  companies  in order to create a  successful  gaming enterprise in conjunction with the Cayuga Nation of New York.

GENERAL ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR RESULTS.

          The business operations of MRMI are affected by economic conditions. A recession or downturn in the general economy, or in the Catskill's region, could result in fewer customers  visiting  Monticello Raceway or wagering on its races at an off-track location,  which would consequently adversely affect our results as well.

THE  CONTINUING  DECLINE  IN THE  POPULARITY  OF  HORSE  RACING  AND  INCREASING
COMPETITION  IN  SIMULCASTING   COULD  ADVERSELY  IMPACT  THE  BUSINESS  OF  THE
RACETRACK.

          There has been a general decline in the number of people attending and wagering at live horse  races at North  American  racetracks  due to a number of
factors,   including   increased   competition   from  other  forms  of  gaming,

unwillingness  of customers to travel a significant  distance to racetracks  and the increasing  availability of off-track wagering.  The declining attendance at live horse  racing  events  has  prompted  racetracks  to rely  increasingly  on
revenues  from  inter-track,   off-track  and  account  wagering  markets.   The
industry-wide  focus on inter-track,  off-track and account wagering markets has increased  competition  among  racetracks  for outlets to  simulcast  their live races.  A  continued  decrease  in  attendance  at live  events and in  on-track wagering,  as well as increased  competition in the  inter-track,  off-track and account  wagering  markets,  could lead to a decrease  in the amount  wagered at
Monticello  Raceway.  The Company's business plan anticipates the possibility of
Monticello Raceway attracting new customers to its racetrack wagering operations through  potential  casino  development or video lottery  operations in order to offset the general decline in raceway attendance.  However, even if the numerous arrangements, approvals and legislative changes necessary for casino development or  video  lottery  operations  occur,  Monticello  Raceway  may  not be able to maintain profitable  operations.  Public tastes are unpredictable and subject to change.  Any decline in interest in horse racing or any change in public  tastes may adversely affect Monticello  Raceway's  revenues and,  therefore,  limit its ability to make a positive contribution to our results.

GAMING  ACTIVITIES  ARE  DEPENDENT ON  GOVERNMENTAL  REGULATION  AND  APPROVALS.
CHANGES IN SUCH  REGULATION OR THE FAILURE TO OBTAIN OR MAINTAIN SUCH  APPROVALS
COULD ADVERSELY AFFECT US.

          The current or future gaming  operations of the Company are contingent upon continued  governmental  approval of these operations as forms of legalized gaming  and are  subject  to  extensive  governmental  regulation  and  could be subjected at any time to additional or more  restrictive  regulation,  or banned entirely.  We may be  unable  to  obtain,  maintain  or renew  all  governmental licenses,  registrations,  permits and approvals  necessary for the operation of our pari-mutuel  wagering and other gaming facilities.  Licenses to conduct live horse racing and  simulcast  wagering by the Company  must be obtained  annually from New York State's  regulatory  authority.  A  significant  change to current racing law, or the loss, or non-renewal, of licenses, registrations,  permits or approvals  may  materially  impact on our revenue share  allocations,  limit the number of races it can conduct or the form or types of  pari-mutuel  wagering it offers,  and could have a material adverse effect on its business.  In addition, we currently devote significant  financial and management resources to complying with the various  governmental  regulations to which its operations are subject.
Any significant increase in governmental regulation would increase the amount of its resources devoted to governmental  compliance,  could substantially restrict its business, and could consequently materially adversely affect our results.

THE GAMING  INDUSTRY IN THE  NORTHEASTERN  UNITED STATES IS HIGHLY  COMPETITIVE,
WITH MANY OF OUR COMPETITORS BETTER KNOWN AND MORE WELL FINANCED THAN US.

          The  gaming  industry  in the  Northeastern  United  Stated  is highly competitive  and  increasingly  run by  multinational  corporations  that  enjoy widespread  name  recognition,  established  brand  loyalty,  decades  of casino operation  experience  and  a  diverse  portfolio  of  gaming  assets.  This  is particularly  true in  Atlantic  City.  In  contrast,  the  Company  has limited financial resources and is currently limited to the operation of a harness horse racetrack  in  Monticello,  New York.  Moreover,  even if we are  successful  in installing  video lottery  terminals at Monticello  Raceway and/or  developing a
Native  American  casino  on our  property,  we  would  still  face  competitive disadvantages if Caesar's Entertainment Corporation,  the world's largest gaming conglomerate,  and/or  Trading Cove  Associates,  the  developers  of the hugely successful  Mohegan  Sun casino in  Connecticut,  are  successful  on building a
Native American casino on neighboring properties.

WE, AND  CERTAIN OF OUR  AFFILIATES,  ARE  REQUIRED  TO BE  APPROVED  BY VARIOUS
GOVERNMENTAL  AGENCIES IN ORDER TO OWN AN INTEREST,  OR  PARTICIPATE  IN, GAMING
ACTIVITIES.

          As part of gaming  regulation,  we and our  affiliates  are  generally required to be  licensed  or  otherwise  approved  in each  jurisdiction,  which generally  involves a  determination  of suitability  with respect to us and our affiliates, and our and their officers, directors and significant investors. For example,  the New York Racing & Wagering Board upon a  determination  that it is inconsistent with the public interest, convenience or necessity or with the best interests or racing  generally that any person  continue to be a shareholder (of record or  beneficially)  in any  entity  that is  licensed  to engage in racing activities  or that owns 25% or more of such  licensed  entity,  may direct such shareholder to dispose of its interest in such entity.

IF WE DO NOT MEET CERTAIN REGULATORY SUITABILITY REQUIREMENTS,  WE MAY BE FORCED
TO SELL OUR OWNERSHIP INTEREST IN CERTAIN GAMING ACTIVITIES AT A DISCOUNT.

          The company is required to be licensed or  otherwise  approved in each jurisdiction  where a gaming  entity  in which  it has a  significant  ownership interest  operates.  Obtaining  such a license  normally  involves  receiving  a determination  of  "suitability."  Consequently,  should  we ever be found to be unsuitable  by the State of New York to  participate  in gaming  operations,  we would be forced to  liquidate  all of its  interests  in MRMI,  MCM and MRD in a prescribed  period of time, as each of these entities is either  involved in, or plans to be involved in, gaming  activities in the State of New York.  Moreover, should we ever be ordered by the State of New York to sell all of its  interests in MRMI,  MCM and MRD within a relatively  short period of time, we would likely be forced to sell these  interests at a discount,  thus causing the value of its stock to diminish.

SEVERAL OF EMPIRE  RESORTS'  FORMER OFFICERS AND DIRECTORS HAVE BEEN INDICTED ON
FRAUD CHARGES, AND EMPIRE RESORTS'  SUITABILITY  DETERMINATION TO PARTICIPATE IN
GAMING ACTIVITIES COULD ACCORDINGLY BE ADVERSELY AFFECTED.

          During 2002,  certain  affiliates of The Bryanston  Group,  our former largest stockholder,  and six of our former officers and directors were indicted for various counts of tax and bank fraud. Moreover, on September 5, 2003, one of these former  directors who is also an affiliate of The Bryanston  Group,  Brett
Tollman,  pleaded guilty to felony tax fraud.  In December 2002, we entered into an agreement with The Bryanston Group and certain of these individuals  pursuant to which we acquired a three year option to repurchase  most of their  interests in the company.  This option was exercised on January 9, 2004. While none of the acts these  individuals  have been charged with relate to their former positions with or ownership  interests in Empire  Resorts,  there can be no assurance that none of the  various  governmental  agencies  that now,  or in the  future  may, regulate  and  license  our  gaming  related  activities  will  factor  in these indictments in evaluating our  suitability.  Should a regulatory  agency fail to acknowledge that these  indictments are not related to our operations,  we could lose our gaming licenses or be forced to liquidate  certain or all of our gaming interests.

AS A  RESULT  OF THE  RECENT  CONSOLIDATION  TRANSACTION  THE  COMPANY  REDEEMED
2,392,857 SHARES OF ITS COMMON STOCK, CAUSING THE ASSUMPTION OF LIABILITIES.

          One of the conditions to the closing of our recent  consolidation  was to redeem  from The  Bryanston  Group  and  Beatrice  Tollman  an  aggregate  of
2,392,857  shares of common  stock at $2.12 per  share.  The total  cost of this redemption  was  $5,072,284,  which Empire  Resorts paid by issuing a note.  The terms of this note require  approximately 13% of the principal to be paid on the first  anniversary  of issuance and for the whole note to be repaid within three years. No assurance can be given that Empire Resorts will have enough revenue or cash on hand to repay this indebtedness when it becomes due.

AS A RESULT OF THE RECENT  CONSOLIDATION  TRANSACTION,  EMPIRE  RESORTS' USE FOR
FEDERAL INCOME TAX PURPOSES OF ITS  ACCUMULATED  NET OPERATING  LOSSES TO OFFSET
FUTURE INCOME WILL BE LIMITED.

          As  of  September  30,  2003,  the  Company  had  net  operating  loss carryforwards of approximately  $59,000,000 set to expire between 2008 and 2022.
Our recent consolidation,  however, triggered certain provisions of the Internal
Revenue Code that will limit the future use of the Company's' net operating loss carryforwards to offset its future federal taxable income.  Generally  speaking, following  the  consolidation,  we will only be permitted to use that portion of our net operating loss  carryforwards per year (subject to certain  carryforward rules)  equal to the fair  market  value of our stock  immediately  prior to the consolidation,  multiplied by the federal long-term tax exempt rate on such date
(currently 4.58% for the month of February, 2004).

OUR BUSINESS PLAN INVOLVES  ENTERING  INTO AN AGREEMENT  WITH A NATIVE  AMERICAN
TRIBE FOR THE PURPOSE OF JOINTLY  DEVELOPING A CASINO IN  MONTICELLO,  NEW YORK.
THE ENFORCEMENT OF CONTRACTUAL  RIGHTS AGAINST NATIVE AMERICAN TRIBES,  HOWEVER,
IS DIFFICULT.

          Federally   recognized   Native   American   tribes  are   independent
governments,  subordinate to the United States, with sovereign powers, except as those powers may have been limited by treaty or the United States Congress. Such tribes  maintain  their own  governmental  systems and often their own  judicial systems and have the right to tax,  and to require  licenses and to impose other forms of regulation and regulatory fees, on persons and businesses  operating on their lands. As sovereign nations,  federally  recognized Native American tribes are  generally  subject  only to  federal  regulation.  States  do not  have the authority to regulate them, unless such authority has been specifically  granted by  Congress,  and state laws  generally  do not  directly  apply to them and to activities taking place on their lands, unless they have a specific agreement or compact with the state or federal  government  allowing for the  application  of state  law.  Any  contract  we enter  into with a  federally  recognized  Native
American  tribe or nation to jointly  develop a casino will likely  provide that the law of the State of New York will be the governing law of such contract.  We cannot  assure  you,  however,  that  these  choice  of  law  clauses  would  be enforceable,  leading to  uncertain  interpretation  of our rights and  remedies under such contracts.

          Federally  recognized  Native  American  tribes also  generally  enjoy sovereign immunity from suit similar to that of the states and the United States federal  government.  In order to sue a Native  American  tribe (or an agency or instrumentality of a Native American tribe), the Native American tribe must have effectively waived its sovereign immunity with respect to the matter in dispute.
There can be no assurance that any Native  American  tribe we jointly  develop a casino  with will be  willing to waive its rights to  sovereign  immunity,  thus undermining  our  ability to enforce  our rights  under any  contract  with such tribe.  Moreover,  even  if a  Native  American  tribe  effectively  waives  its sovereign immunity, there exists an issue as to the forum in which a lawsuit can be brought against the tribe.  Federal courts are courts of limited jurisdiction and generally do not have  jurisdiction  to hear civil cases relating to matters concerning  Native  American  lands or the internal  affairs of Native  American governments.  Federal  courts may have  jurisdiction  if a federal  question  is raised by the  lawsuit,  but that is  unlikely  in a typical  contract  dispute.
Diversity of citizenship,  another common basis for federal court  jurisdiction, is not  generally  present in a suit against a tribe  because a Native  American tribe is not considered a citizen of any state. Accordingly,  in most commercial disputes with tribes,  the jurisdiction of the federal courts,  may be difficult or impossible to obtain.

MCM AND MRD HAVE  ENTERED  INTO  AGREEMENTS  WITH THE CAYUGA  NATION OF NEW YORK
WHICH MAY NOT BE  FINANCEABLE  UNTIL SOME OF THEM ARE  APPROVED BY THE  NATIONAL
INDIAN GAMING  COMMISSION  AND/OR THE BUREAU OF INDIAN  AFFAIRS,  A PROCESS THAT
COULD TAKE YEARS.

          MCM and MRD have entered into a management and  development  agreement with the Cayuga Nation of New York, giving MCM and MRD exclusive  management and development  rights over any gaming  enterprise  on 29 acres of land adjacent to
Monticello  Raceway that is developed by the Cayuga Nation of New York. In order for MCM and MRD to carry out their obligations  under these  agreements,  Empire
Resorts will likely need to raise  financing  from outside  investors.  However, such  financing is not likely to be available on  reasonable  terms,  or at all, until the management  agreement has been approved by the National  Indian Gaming
Commission  and the Bureau of Indian  Affairs has approved the transfer of those
29 acres of land to the United  States of America in trust for the Cayuga Nation of New York.  Obtaining such approvals,  however,  can take several years and no assurance  can be given that these  approvals  will be  obtained  at all.  While
Empire Resorts expects these  agreements to receive an expedited review from the
National Indian Gaming Commission and Bureau of Indian Affairs, as the Bureau of
Indian Affairs has previously approved a similar arrangement with respect to the same site, prompt approval cannot be assured.

CATSKILL  DEVELOPMENT AND/OR MRMI MAY NOT BE ABLE TO TRANSFER LAND TO THE UNITED
STATES OF AMERICA IN TRUST FOR THE CAYUGA  NATION OF NEW YORK FOR THE PURPOSE OF
DEVELOPING A NATIVE AMERICAN CASINO.

          The Indian Gaming  Regulatory Act provides that all  "off-reservation"
gambling  projects  on lands to be  transferred  and held in trust by the United
States of America for the benefit of a Native  American  tribe must be expressly authorized by the Bureau of Indian  Affairs.  Specifically,  the statute  states that  gaming may not be  conducted  on lands  acquired  by the United  States of
America in trust for the benefit of a Native  American  tribe after  October 17,
1988, unless the Bureau of Indian Affairs, after consultation with the tribe and appropriate state and local officials, determines that a gaming establishment on newly acquired lands would be in the best interest of the tribe and its members, would not be detrimental to the surrounding  community,  and the governor of the state in which the gaming activity is to be conducted concurs with the Bureau of
Indian  Affair's  determination.  While in 2000,  the  Bureau of Indian  Affairs
approved an  application  to transfer  the same 29 acres of land  subject to the
Land Purchase Agreement to the United States of America in trust for the benefit of the St. Regis  Mohawk  Tribe,  no  assurance  can be given that the Bureau of
Indian  Affairs will again  approve such a transfer.  Absent this  approval,  it

                                        9

would be very difficult for Empire Resorts to execute its current  business plan of jointly  developing a Native  American  casino with the Cayuga  Nation of New
York.

PENDING LAWSUITS COULD THREATEN THE VIABILITY OF OUR BUSINESS PLAN.

          Empire  Resorts'  ability to help develop and manage a Native American casino in  conjunction  with the Cayuga  Nation of New York could be hampered by the  outcome of two pending  lawsuits  that seek to enjoin the State of New York from permitting the  construction of any new Native American  casinos within the
State of New York's  borders.  While the trial court recently  dismissed both of these cases,  the plaintiffs  have appealed this  decision.  Should an appellate court  overrule the trial court and  reinstate  these  lawsuits,  and should the plaintiffs  ultimately prevail,  Empire Resorts' business would be restricted to the operation of Monticello  Raceway and video lottery  terminals.  Moreover,  a reinstatement of these lawsuits, even prior to a definitive ruling on the merits of the  cases,  would  hamper  fundraising  efforts  and  adversely  affect  the implementation  of Empire  Resorts'  business  plan, as the Cayuga Nation of New
York and  investors  might  abandon  the Native  American  casino  project or be reluctant to invest given the uncertainty that such a holding would create.

CERTAIN  STOCKHOLDERS  OF THE  COMPANY  MAY BE  ENTITLED  TO CERTAIN  RESCISSION
RIGHTS.

          There is a  possibility  that the  company  may have  offered and sold certain  shares of common stock in violation of Section 5 of the  Securities Act of 1933, as amended.  As a result, the purchasers of such shares may be entitled to a number of remedies,  including a one year rescission  right with respect to
any  shares  of  common  stock  which  have  been   improperly   sold  to  them.
Specifically,  the transactions in question relate to the sale of 579,149 shares of common  stock  from  April  15,  2003  through  September  2003,  that had an aggregate  purchase price of $4,632,649.  Such  purchasers  could be entitled to have the aggregate  purchase  price of such shares  refunded by Empire  Resorts, plus interest.  Empire  Resorts cannot assure  investors that it has, or will be able to obtain, capital sufficient to fund any such repurchases, if required.

          Currently,  Empire  Resorts has reported  this risk of rescission as a contingent  liability in the notes to its financial  statement.  However,  if it becomes likely that a rescission offer will have to be made, Empire Resorts will have to adjust its financial  statements  to  reclassify  up to $4,632,649  from stockholders' equity to a liability.

WE DEPEND ON OUR KEY PERSONNEL AND THE LOSS OF THEIR  SERVICES  WOULD  ADVERSELY
AFFECT OUR OPERATIONS.

          If we are  unable  to  maintain  our key  personnel  and  attract  new employees, the execution of our business strategy may be hindered and our growth limited.  We believe  that our  success is largely  dependent  on the  continued
employment of our senior  management and other key personnel.  If one or more of these  individuals  were  unable  or  unwilling  to  continue  in their  present positions, our business could be seriously harmed.

FUTURE SALES OF OUR COMMON STOCK MAY ADVERSELY AFFECT ITS PRICE.

          Recently 18,219,075 shares of our common stock were issued pursuant to our  consolidation  with  Catskill  Development;  204,965 of such  shares may be resold in the public markets without restriction. 18,014,110 of those shares may be sold in the public markets pursuant to volume restrictions of Rule 144 of the

                                       10

Rules and Regulations of the Securities Act of 1933, as amended. In addition, we are  obligated  to issue an  additional  100,000  shares of common  stock to the
Cayuga Nation of New York under the Special Letter Agreement discussed above. If the  holders of these  shares  were to attempt to sell a  substantial  amount of their  holdings  at once,  the market  price of our common  stock  would  likely decline.  We also have  outstanding  options to purchase an aggregate of 821,528 shares of common stock at an average  exercise price of $2.66 per share.  As the exercise  price for many of these options is well below the current market price of our common stock, these options are likely to be exercised,  causing existing
stockholders  to  experience   substantial   dilution,   and,  most  likely,   a
consequential drop in the common stock's market price.  Moreover,  the perceived risk of this  potential  dilution  could cause  stockholders  to attempt to sell their shares and investors to "short" the stock, a practice in which an investor sells shares that he or she does not own at prevailing market prices,  hoping to purchase  shares  later at a lower  price to cover  the  sale.  As each of these events  would cause the number of shares of our common  stock being  offered for sale to increase,  the common stock's market price would likely further decline.
All of these  events  could  combine  to make it very  difficult  for us to sell equity or  equity-related  securities  in the future at a time and price that we deem appropriate.

THE MARKET PRICE OF OUR COMMON STOCK IS VOLATILE,  LEADING TO THE POSSIBILITY OF
ITS  VALUE  BEING  DEPRESSED  AT A TIME  WHEN  STOCKHOLDERS  WANT TO SELL  THEIR
HOLDINGS.

          The market price of our common stock has in the past been,  and may in the future continue to be, volatile.  For instance,  between January 1, 2002 and
February 12, 2004, the closing price of our common stock has ranged between $.95 and $18.05.  A variety of events may cause the market  price of our common stock to fluctuate significantly, including but not necessarily limited to:

          o    quarter to quarter variations in operating results;

          o    adverse news announcements; and

          o    market conditions for the gaming industry.

          In  addition,  the  stock  market  in  recent  years  has  experienced significant  price and volume  fluctuations  for reasons  unrelated to operating performance.  These market  fluctuations  may adversely  affect the price of our common stock at a time when an investor wants to sell its interest in us.

CERTAIN  PROVISIONS OF EMPIRE RESORTS'  CERTIFICATE OF INCORPORATION  AND BYLAWS
DISCOURAGE UNSOLICITED TAKEOVER PROPOSALS AND COULD PREVENT YOU FROM REALIZING A
PREMIUM RETURN ON YOUR INVESTMENT IN EMPIRE RESORTS' COMMON STOCK.

          Concurrently  with the closing of the  consolidation,  Empire  Resorts amended its certificate of incorporation and bylaws in order to divide its board of  directors  into three  classes of  directors,  with each class  constituting one-third of the total number of directors and the members of each class serving staggered  three-year  terms. The  classification of the board of directors will make it more difficult for  stockholders  to change the composition of the board of directors  because only a minority of the  directors  can be elected at once.
The  classification   provisions  could  also  discourage  a  third  party  from accumulating  Empire  Resorts'  stock or attempting to obtain  control of Empire

                                       11

Resorts,  even though this attempt  might be  beneficial  to Empire  Resorts and
some,  or  a  majority,   of  its  stockholders.   Accordingly,   under  certain
circumstances Empire Resorts' stockholders could be deprived of opportunities to sell their  shares of common  stock at a higher  price than might  otherwise  be available.

          In addition, pursuant to Empire Resorts' certificate of incorporation,
Empire Resorts' board of directors has the authority,  without further action by the  stockholders,  to issue up to 3,269,304  shares of preferred  stock on such terms and with such rights,  preferences and  designations,  including,  without limitation,  restricting  dividends on Empire Resorts' common stock, dilution of the common  stock's  voting power and  impairing the  liquidation  rights of the holders  of  Empire  Resorts'  common  stock,  as its  board  of  directors  may determine.  Issuance  of  such  preferred  stock,  depending  upon  its  rights, preferences and designations may also have the effect of delaying,  deterring or preventing a change in control.

OUR LARGE AMOUNT OF UNISSUED PREFERRED STOCK MAY DETER POTENTIAL ACQUIRERS.

          Our Board of Directors has the  authority,  without  further action by the  stockholders,  to issue up to 3,269,304  shares of preferred  stock on such terms and with such rights,  preferences and  designations,  including,  without limitation  restricting  dividends on our common  stock,  dilution of the common stock's voting power and impairing the liquidation  rights of the holders of our common stock, as the Board may determine  without any vote of the  stockholders.
Issuance of such preferred  stock,  depending upon the rights,  preferences  and designations thereof may have the effect of delaying,  deterring or preventing a change in  control.  In  addition,  certain  "anti-takeover"  provisions  of the
Delaware General  Corporation Law, among other things,  may restrict the ability of  stockholders  to  authorize  a  merger,  business  combination  or change of control.  Failure to consummate such a proposed merger,  business combination or change in control could result in investors missing an opportunity to sell their interests in us at a significant premium over the market price.

                       WHERE YOU CAN FIND MORE INFORMATION

          We have filed a registration statement on Form S-3 with the Securities and Exchange  Commission  for the resale of the common stock being offered under this prospectus.  This prospectus does not contain all the information set forth in the registration  statement.  You should refer to the registration  statement and its exhibits for additional information. Whenever we make references in this prospectus  to  any  of  our  contracts,  agreements  or  other  documents,  the references  are not  necessarily  complete  and you should refer to the exhibits attached to the  registration  statement for the copies of the actual  contract, agreement or other document.

          You should rely only on the information and  representations  provided or incorporated by reference in this  prospectus or any related  supplement.  We have not authorized anyone else to provide you with different  information.  The selling  stockholders  will not make an offer to sell these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each such  document.

          The Securities and Exchange  Commission  maintains an Internet site at
http://www.sec.gov,  which contains reports,  proxy and information  statements, and other  information  regarding us. You may also read and copy any document we

                                       12

file with the Securities and Exchange  Commission at its Public  Reference Room,
450 Fifth Street, N.W.,  Washington,  D.C. 20549. Please call the Securities and
Exchange  Commission at 1-800-SEC-0330 for further  information on the operation of the Public Reference Room.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and the documents  incorporated by reference into this prospectus contain forward-looking  statements within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section 21E of the  Securities
Exchange Act of 1934, as amended,  that are not historical  facts but rather are based on current expectations,  estimates and projections about our business and industry, our beliefs and assumptions.  Words such as "anticipates",  "expects",
"intends",  "plans",  "believes",  "seeks",  "estimates" and variations of these
words  and  similar   expressions  are  intended  to  identify   forward-looking
statements.  These  statements are not guarantees of future  performance and are subject to certain risks,  uncertainties  and other  factors,  some of which are beyond our control,  are difficult to predict and could cause actual  results to differ  materially  from those  expressed or forecasted  in the  forward-looking statements.  These risks and  uncertainties  include  those  described  in "Risk
Factors"  beginning on page 4 and  elsewhere in this  prospectus  and  documents incorporated by reference into this  prospectus.  You are cautioned not to place
undue  reliance  on  these   forward-looking   statements,   which  reflect  our
management's  view only as of the date of this  prospectus  or as of the date of any document  incorporated  by reference into this  prospectus.  We undertake no obligation  to update these  statements  or publicly  release the results of any revisions to the  forward-looking  statements that we may make to reflect events or  circumstances  after the date of this prospectus or the date of any document incorporated  into this prospectus or to reflect the occurrence of unanticipated events.

                           INCORPORATION BY REFERENCE

          The Securities and Exchange  Commission  allows us to  "incorporate by reference" the  information we file with them,  which means that we can disclose important information to you by referring to those documents. The information we incorporate  by  reference is  considered  to be a part of this  prospectus  and information  that we file  later  with the SEC  will  automatically  update  and replace this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under
Sections 13(a),  13(c),  14 or 15(d) of the Securities  Exchange Act of 1934, as
amended prior to the termination of this offering:

(1)  Our  Amendment  No. 1 to  Quarterly  Report on Form  10-QSB  for the fiscal quarter ended September 30, 2003;

(2)  Our Quarterly  Report on Form 10-QSB for the fiscal quarter ended September
     30, 2003;

(3)  Our Quarterly  Report on Form 10-QSB for the fiscal  quarter ended June 30,
     2003;

                                       13

(4)  Our  Amendment  No. 1 to  Quarterly  Report on Form  10-QSB  for the fiscal quarter ended March 31, 2003;

(5)  Our Quarterly  Report on Form 10-QSB for the fiscal quarter ended March 31,
     2003;

(6)  Our Amendment No. 1 to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

(7)  Our Annual  Report on Form  10-KSB for the fiscal year ended  December  31,
     2002;

(8)  Our Current Report on Form 8-K filed on February 2, 2004;

(9)  Our Current Report on Form 8-K filed on January 15, 2004;

(10) Our Current Report on Form 8-K filed on January 13, 2004;

(11) Our Current Report on Form 8-K/A filed on November 3, 2003;

(12) Our Current Report on Form 8-K filed on October 31, 2003;

(13) Our Current Report on Form 8-K filed on October 8, 2003;

(14) Our Current Report on Form 8-K filed on July 30, 2003;

(15) Our Current Report on Form 8-K filed on July 10, 2003;

(16) Our Current Report on Form 8-K filed on June 24, 2003;

(17) Our Current Report on Form 8-K filed on May 16, 2003;

(18) Our Current Report on Form 8-K filed on April 21, 2003;

(19) Our Current Report on Form 8-K filed on April 14, 2003;

(20) Our Current Report on Form 8-K filed on April 11, 2003;

(21) Our Current Report on Form 8-K filed on April 7, 2003;

(22) Our Current Report on Form 8-K filed on March 24, 2003;

(23) Our Current Report on Form 8-K filed on March 18, 2003;

(24) Our Current Report on Form 8-K/A filed on February 21, 2003;

(25) Our Current Report on Form 8-K filed on February 21, 2003;

(26) Our Current Report on Form 8-K filed on February 13, 2003;

                                       14

(27) Our Current Report on Form 8-K/A filed on February 10, 2003;

(28) Our Current Report on Form 8-K filed on February 4, 2003;

(29) Our Current Report on Form 8-K filed on January 17, 2003;

(30) Our Current Report on Form 8-K/A filed on January 16, 2003; and

(31) The description of our common stock contained in our Registration Statement on Form 8-A12B,  as filed with the  Securities  and Exchange  Commission on
     June 20, 2001.

          You may request a copy of these  filings  (excluding  the  exhibits to such filings which we have not  specifically  incorporated  by reference in such filings) at no cost, by writing or telephoning us at:

                              Empire Resorts, Inc.
                         707 Skokie Boulevard, Suite 600
                           Northbrook, Illinois 60062
                             Attention: Comptroller
                                 (847) 418-3804

                                 USE OF PROCEEDS

          The selling  stockholders  will receive all the proceeds from the sale of our common stock under this prospectus. However, we may receive proceeds from the exercise of warrants held by Jefferies & Company,  Inc.,  one of the selling stockholders.  We will apply such proceeds,  if any,  toward  general  corporate purposes.

                              SELLING STOCKHOLDERS

          The  following  table  sets  forth  the  name of  each of the  selling stockholders,  the number of shares  beneficially  owned by each of the  selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of common  stock owned by each of the selling  stockholders after the offering is completed.  None of the selling  stockholders  has been an officer, director or had any material relationship with us within the past three years.

          Beneficial ownership is determined in accordance with the rules of the
Securities and Exchange  Commission and generally  includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the  percentage  of ownership  of that  person,  shares of common stock issuable on the exercise of warrants that are currently exercisable or exercisable  within 60 days of February 12, 2004 are deemed to be outstanding and beneficially  owned by the person holding the warrants,  but are not treated as  outstanding  for the purpose of computing  the  percentage  ownership of any other person.

                                                                                    Number of Common
                                                    Number of                       Shares/Percentage of
                                                 Common Shares      Number of        Class to Be Owned
                                                 Owned Prior to    Common Shares    After Completion of
Name                                             the Offering      to be Offered       the Offering
----                                             ------------      -------------       ------------
The Lincoln Fund, LP                                30,000             30,000            0/0.0%
O33 Growth Partners I, LP                          248,900            248,900            0/0.0%
O33 Growth Partners II, L.P.                        76,350             76,350            0/0.0%
Oyster Pond Partners, LP                            54,705             54,705            0/0.0%
O33 Growth International Fund, Ltd.                120,045            120,045            0/0.0%
Ltd
The Animi Master Fund, Ltd.                        300,000            300,000            0/0.0%

                                       15

                                                                                    Number of Common
                                                    Number of                       Shares/Percentage of
                                                 Common Shares      Number of        Class to Be Owned
                                                 Owned Prior to    Common Shares    After Completion of
Name                                             the Offering      to be Offered       the Offering
----                                             ------------      -------------       ------------

The Burroughs Wellcome Fund                         66,325             66,325            0/0.0%
Marshall Small-Cap Growth Fund                     229,000            229,000            0/0.0%
Stephen & Elaine Hathaway                              340                340            0/0.0%
Daniel Doerr Irrevocable Trust                       2,560              2,560            0/0.0%
David Doerr Irrevocable Trust                          900                900            0/0.0%
Virgil & Angela Colbert                                200                200            0/0.0%
University of Wisconsin-LaCrosse Foundation            675                675            0/0.0%
Crestview Capital Master, LLC                      300,000            300,000            0/0.0%
PAR Investment Partners, LP                        700,000            700,000            0/0.0%
Senvest Master Fund LP                              45,000             45,000            0/0.0%
Senvest International LLC                           45,000             45,000            0/0.0%
Perfect World Partners LLC                         700,000            700,000            0/0.0%
JB Partners LP                                     250,000            250,000            0/0.0%
AS Capital Partners, LLC                             5,000              5,000            0/0.0%
Forest Multi Strategy Master                        25,000             25,000            0/0.0%
Fund SPC on behalf of its
Multi Strategy Segregated Portfolio
Presidio Partners L.P.                             135,000            135,000            0/0.0%
Geary Partners L.P.                                 95,000             95,000            0/0.0%
Brady Retirement Fund LP                            18,700             18,700            0/0.0%
Presidio Offshore Ltd.                               1,300              1,300            0/0.0%
Lagunitas Partners LP                               25,000             25,000            0/0.0%
Sam Berlzberg                                       30,000             30,000            0/0.0%
North Pole Capital Master Fund                      35,000             35,000            0/0.0%
Allied Funding, Inc.                                 5,000              5,000            0/0.0%
RAM Trading, Ltd.                                  425,000            425,000            0/0.0%
JMB Capital Partners, LP                            50,000             50,000            0/0.0%
Schottenfeld Qualified Associates, LP               20,000             20,000            0/0.0%
Infineon Financial Corp.                            10,000             10,000            0/0.0%
Jefferies & Company, Inc. (1)                      250,000            250,000            0/0.0%

          (1) In connection  with the private  placement  letter  agreement with
Jefferies & Company, Inc. dated October 30, 2003, Jefferies & Company,  Inc. was issued  warrants  to  purchase  250,000  shares of our common  stock for general financial advisory services rendered relating to the consummation of the private placement.

          Our  registration  of the shares  included in this prospectus does not necessarily mean that each of the selling  stockholders  will opt to sell any of the shares offered  hereby.  The shares  covered by this  prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect.

          The following  table lists the names of the people who have voting and investment  control  of the  shares  of  our  common  stock  for  those  selling stockholders that are not individuals.

                                       16

Name of the Entity                                            Name of the Person
------------------                                            ------------------
The Lincoln Fund, LP                                          Neil Matlins

O33 Growth Partners I, LP                                     Lawrence C. Longo, Jr. (Voting)
                                                              Michael T. Vigo (Investment)

O33 Growth Partners II, L.P.                                  Lawrence C. Longo, Jr. (Voting)
                                                              Michael T. Vigo (Investment)

Oyster Pond Partners, LP                                      Lawrence C. Longo, Jr. (Voting)
                                                              Michael T. Vigo (Investment)

O33 Growth International Fund, Ltd.                           Lawrence C. Longo, Jr. (Voting)
                                                              Michael T. Vigo (Investment)

The Animi Master Fund, Ltd.                                   Peter Hirsch

The Burroughs Wellcome Fund                                   Sean McLeod, Jim Hildebrandt, Christine Mieritz

Marshall Small-Cap Growth Fund                                Sean McLeod, Jim Hildebrandt, Christine Mieritz

Stephen & Elaine Hathaway                                     Sean McLeod, Jim Hildebrandt, Christine Mieritz

Daniel Doerr Irrevocable Trust                                Sean McLeod, Jim Hildebrandt, Christine Mieritz

David Doerr Irrevocable Trust                                 Sean McLeod, Jim Hildebrandt, Christine Mieritz

Virgil & Angela Colbert                                       Sean McLeod, Jim Hildebrandt, Christine Mieritz

University of Wisconsin-LaCrosse Foundation                   Sean McLeod, Jim Hildebrandt, Christine Mieritz

Crestview Capital Master, LLC                                 Richard Levy, Stewart Flink

PAR Investment Partners, LP                                   Frederick S. Downs, Jr.

Senvest Master Fund LP                                        Richard Marshaal

Senvest International LLC                                     Richard Marshaal

Perfect World Partners LLC                                    David H. Brooks

JB Partners LP                                                Jeffrey Brooks

AS Capital Partners, LLC                                      Andrew Smukler

Forest Multi Strategy Master Fund SPC                         Michael A. Boyd, Jr., Stephen J. DeVoe III, David Tualis, John McDonald
on behalf of its Multi Strategy
Segregated Portfolio

Presidio Partners L.P.                                        William J. Brady

Geary Partners L.P.                                           William J. Brady

Brady Retirement Fund LP                                      William J. Brady

Presidio Offshore Ltd.                                        William J. Brady

Lagunitas Partners LP                                         Jon D. Gruber, J. Patterson

                                       17

North Pole Capital Master Fund                                Phil Schmitt

Allied Funding, Inc.                                          Ken S. Perry

RAM Trading, Ltd.                                             A.R. Thane Ritchie

JMB Capital Partners, LP                                      Jonathan Brooks

Schottenfeld Qualified Associates, LP                         Richard Schottenfeld

Infineon Financial Corp.                                      Edward J. Lorch

Jefferies & Company, Inc.                                 Steve Croxton

          Based on  information  provided by each of the  selling  stockholders,
Senvest Master Fund,  LP, Senvest  International,  LLC,  Schottenfeld  Qualified
Associates,  LP and Jefferies & Company, Inc., are the only selling stockholders that are  either  broker-dealers  or  affiliates  of  broker-dealers  within the meaning  of Rule 405 of the  Securities  Act of 1933,  as  amended.  Each of the selling  stockholders  purchased  or received  shares of our common stock in the ordinary  course of business and at the time of their purchase or receipt of our
common  stock,   none  of  the  selling   stockholders  had  any  agreements  or
understandings  directly or indirectly  with any person to distribute our common stock.

                              PLAN OF DISTRIBUTION

          The Selling Stockholders and any of their pledgees,  donees, assignees and  successors-in-interest  may,  from  time to time,  sell any or all of their shares of Common  Stock on any stock  exchange,  market or trading  facility  on which the shares are traded or in private  transactions.  These  sales may be at fixed or negotiated  prices.  Subject to  compliance  with  applicable  law, the
Selling  Stockholders  may use any one or  more of the  following  methods  when selling shares:

o    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o    block trades in which the broker-dealer  will attempt to sell the shares as agent but may  position  and resell a portion of the block as  principal to facilitate the transaction;

o    purchases by a broker-dealer  as principal and resale by the  broker-dealer for its account;

o    an exchange  distribution  in accordance  with the rules of the  applicable exchange;

o    privately negotiated transactions;

o    short sales;

o    broker-dealers may agree with the Selling  Stockholders to sell a specified number of such shares at a stipulated price per share;

                                       18

o    a combination of any such methods of sale; and

o    any other method permitted pursuant to applicable law.

          The Selling Stockholders may also sell shares under Rule 144 under the
Securities Act, if available, rather than under this prospectus.

          Broker-dealers  engaged by the  Selling  Stockholders  may arrange for other  brokers-dealers  to  participate  in sales.  Broker-dealers  may  receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares,  from the purchaser) in amounts to be negotiated.  The  Selling  Stockholders  do not  expect  these  commissions  and discounts to exceed what is customary in the types of transactions involved.

          The  Selling  Stockholders  may from  time to time  pledge  or grant a security  interest  in some or all of the  Shares  owned  by them  and,  if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell  shares of Common  Stock from time to time under this prospectus,  or under an amendment to this  prospectus  under Rule  424(b)(3) or other  applicable  provision of the  Securities Act of 1933 amending the list of selling  stockholders to include the pledgee,  transferee or other successors in interest as selling stockholders under this prospectus.

          Upon the Company  being  notified in writing by a Selling  Stockholder that any material arrangement has been entered into with a broker-dealer for the sale  of  Common  Stock  through  a  block  trade,  special  offering,  exchange distribution or secondary  distribution  or a purchase by a broker or dealer,  a supplement  to this  prospectus  will be filed,  if  required,  pursuant to Rule
424(b) under the  Securities  Act,  disclosing (i) the name of each such Selling
Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved,  (iii) the price at which such the  shares of Common  Stock were sold,
(iv)the   commissions   paid  or  discounts  or  concessions   allowed  to  such
broker-dealer(s),  where  applicable,  (v) that  such  broker-dealer(s)  did not conduct any  investigation  to verify the information set out or incorporated by reference in this prospectus,  and (vi) other facts material to the transaction.
In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledge  intends to sell more than 500 shares of Common Stock,  a supplement to this  prospectus will be filed if then required in accordance with applicable securities law.

          The Selling  Stockholders also may transfer the shares of common stock in  other  circumstances,  in  which  case the  transferees,  pledgees  or other successors  in interest  will be the selling  beneficial  owners for purposes of this prospectus.

          The Selling  Stockholders  and any  broker-dealers  or agents that are involved  in selling  the shares may be deemed to be  "underwriters"  within the meaning of the Securities Act in connection with such sales. In such event,  any commissions  received  by such  broker-dealers  or agents  and any profit on the resale  of the  shares  purchased  by  them  may be  deemed  to be  underwriting commissions or discounts under the Securities Act. Each Selling Stockholders has represented  and warranted to the Company that it does not have any agreement or understanding,  directly or indirectly, with any person to distribute the Common
Stock.

                                       19

          The Company is required to pay all fees and  expenses  incident to the registration  of the shares.  The Company  has agreed to  indemnify  the Selling
Stockholders against certain losses, claims, damages and liabilities,  including liabilities under the Securities Act.

                                  LEGAL MATTERS

          The  validity of the shares of common stock  offered  hereby have been passed upon by Olshan  Grundman  Frome  Rosenzweig  & Wolosky  LLP,  Park Avenue
Tower, 65 East 55th Street, New York, New York 10022.

                                     EXPERTS

          The  consolidated   financial  statements  of  Empire  Resorts,   Inc.
incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the  fiscal  year  ended  December  31,  2002 have been so  incorporated  in reliance on the report of Friedman Alpren & Green LLP, independent  accountants, given on the authority of said firm as experts in auditing and accounting.

                                       20